Caterpillar Inc.
100 N.E. Adams St.
Peoria, IL 61629


Ladies and Gentlemen:


     This opinion is in connection with the Registration Statement filed on Form S-3 ("Registration Statement") filed by Caterpillar Inc. ("Company") with the Securities & Exchange Commission ("Commission") for registration under the Securities Act of 1933 ("Act") of $500 million aggregate initial offering price of the Company's debentures. Such $500 million of debentures ("Securities") are to be issued pursuant to the indenture described in the Registration Statement.

     In that connection, I have examined copies of such corporate records and made such inquiries as I have deemed necessary for the purposes of rendering the option set forth.

     Based upon the foregoing, in my opinion, when the Registration Statement becomes effective under the Act and the terms of the Securities and of their issue and sale have been duly established so as not to violate any applicable law or agreement or instrument binding on the Company and upon execution and authentication of the Securities in accordance with the indenture and delivery of the Securities to the purchasers against payment, the Securities will be valid and binding obligations of the Company, enforceable in accordance with their terms. This opinion is qualified insofar as enforceability may be limited by fraudulent transfer, bankruptcy, insolvency or similar laws affecting creditor's rights generally and the availability of equitable remedies may be limited by equitable principles of general applicability.

     This opinion is limited to the federal laws of the United States of America, the laws of the State of Illinois, and the corporate law of the State of Delaware.

     I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to my name under the caption "Legal Opinions" in the related prospectus. My consent to such reference does not constitute a consent under Section 7 of the Act, as in consenting to such reference I have not certified any part of the Registration Statement and do not otherwise come within the categories of persons whose consent is required under Section 7 or under the rules and regulations of the Commission thereunder.


                                   Sincerely,



                                   Richard P. Konrath
                                   Securities Counsel